Exhibit 99.3

Email from Marc and Alex to All Demandware

Subject line: We look forward to welcoming you to Salesforce!

Aloha,

Following Tom’s email, we are excited to connect with all of you about today’s news that Salesforce has entered into an agreement to acquire Demandware.

Each and every one of you has contributed to a phenomenal company—the pioneer and leader in enterprise cloud commerce solutions that is enabling some of the world’s leading brands to transform the way they connect with consumers. We are thrilled to welcome the Demandware team to the Salesforce family once the transaction closes.

Both of our companies have built our success on one shared value: Customer Success.

Together, we will deliver the future of commerce with the Salesforce Commerce Cloud. By bringing together your industry-leading digital commerce capabilities with Salesforce’s Customer Success Platform, we have an incredible opportunity to enable any company to connect with their customers in entirely new ways.

Our customers will benefit from your enterprise cloud commerce platform, and your customers will benefit from our leading sales, service, marketing, communities, analytics, IoT and platform solutions to deliver a more comprehensive, personalized consumer experience.

Everyone at Salesforce looks forward to working with you to capture the incredible opportunity ahead of us.

Congratulations to the entire Demandware team!

Aloha,

Marc and Alex

Additional Information

The tender offer has not yet commenced. This email is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Salesforce will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, and Demandware will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Demandware stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation/Recommendation Statement because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Salesforce and Demandware file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the parties at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The parties’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This email contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this email, including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things: uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Demandware’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Demandware; the outcome of any legal proceedings that may be instituted with respect to the transaction; that the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic and other reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by Salesforce, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Demandware. These forward-looking statements reflect Salesforce’s expectations as of the date of this report. Salesforce undertakes no obligation to update the information provided herein.